SPARTAN MOTORS

SPARTAN MOTORS TO ACQUIRE SMEAL FIRE APPARATUS

Spartan Motors, Inc. (NASDAQ: SPAR) announced it has entered into a definitive agreement to acquire Smeal Fire Apparatus Co. The acquisition will enable Spartan Motors to strengthen its Emergency Response business, gain scale and geographic reach in the industry, and accelerate its Emergency Response business unit turnaround plan. The newly combined Company will rank as a top-four North American fire apparatus manufacturer with a robust and respected portfolio of products, and will be well-positioned in an increasingly consolidating industry.

Spartan Emergency Response engineers and builds fire truck cabs and chassis for many of the industry's leading original equipment manufacturers (OEMs), including Smeal, and also designs and manufactures complete fire apparatus. Smeal's (including U.S. Tanker Co., Ladder Tower Co.) notably superior aerial ladder, platform, and TDA product portfolio enhances and complements Spartan's aerial ladder, platform, and TDA lines by bringing industry-leading product technology to an important, high-performance product subset. The acquisition of Smeal is a logical next step in the longstanding relationship between the two companies, which spans more than 30 years.

ABOUT SMEAL

- A $100 million manufacturer of fire apparatus primarily in the U.S. and Canada
- Smeal's two subsidiaries, U.S. Tanker Co. and Ladder Tower Co., are leaders and innovators in fire truck manufacturing and vehicle technology
- Committed network of 25 dealers in 40 states, 10 provinces and 3 territories.
- Product offering: full line of aerial ladders and platforms (including Squrt®, TeleSqurt®, and Snorkel®), tractor-drawn aerials (TDAs), custom and commercial pumpers, stainless steel tankers and wildland urban interface vehicles (WUI)
- Longstanding supply relationship with Spartan Motors for cab and chassis, which spans more than 30 years
- Operations in Snyder (HQ) and Neligh, Neb.; Delavan, Wis.; and Ephrata, Pa.

TRANSACTION OVERVIEW

- Adds approximately $70 million in annual revenue to Spartan's Emergency Response segment (excludes $30 million of Spartan chassis sold to Smeal)
- Deal projected to be accretive to Spartan's earnings in 2017
- Initially financed through Spartan Motors' recently amended $100 million line of credit
- Brings together some of the best talent in the industry
- Provides opportunity for increased synergies among network of shared customers, dealers, employees and operational leadership

ACQUISITION RATIONALE

- **SECURES** Spartan Motors' market leadership in an increasingly consolidating industry
- **POSITIONS** Spartan Emergency Response as a top-four fire apparatus manufacturer in North America
- **DIVERSIFIES** and expands the Company's product portfolio as well as geographic reach across all states and provinces in the U.S. and Canada, respectively
- **INCREASES** shared technology, product innovation, and manufacturing best practices
- **ACCELERATES** Spartan Motors' turnaround plan for its Emergency Response business unit
- **INTEGRATES** operational leadership team, R&D talent of Smeal with Spartan Emergency Response team

DETAILS

	SMEAL	SPAR
Revenue ($ millions)	$100*	$580.0**
EBITDA ($ millions)***	$0.5	$16.8
Employees	400	1,800
Operating Facilities	4	11
Global ER Dealers	25	33

*Smeal's 2016 expected revenue (includes $30 million of Spartan chassis sold to Smeal)

**Spartan's 2016 mid-point revenue guidance

*** See GAAP Reconciliation table below

WHAT WILL CHANGE

- Transaction brings together some of the best talent in the industry
- Enhances manufacturing best practices and product innovation across the newly combined Company
- Combined Company will have an expanded product offering and greater geographic reach
- Enhances ability to accelerate its Emergency Response business unit turnaround plan
- Transaction strengthens the combined Spartan and Smeal operational team, facilities and dealer network

WHAT WON'T CHANGE

- The superior service and products that customers expect
- Competition in the industry amidst ongoing consolidation, ensuring continued cab and chassis demand from Spartan to supply all OEM partners
- The relationships cultivated over generations with dealers, suppliers and partners
- The significant, longstanding chassis customer relationship between Spartan and Smeal

SMEAL VEHICLES

Smeal's (including U.S. Tanker Co. and Ladder Tower Co.) notably superior aerial ladder, platform (including Squrt®, TeleSqurt®, and Snorkel®), and TDA product portfolio enhances and complements Spartan's aerial ladder, platform, and lines by bringing industry-leading product technology to an important, high-performance product subset.

SNORKEL®



SQURT®



TELESQURT®


E-3

SAFE HARBOR STATEMENT

FORWARD-LOOKING STATEMENTS

This fact sheet contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

GAAP RECONCILIATION

***Financial Summary (Non-GAAP)
For the Year Ending December 31, 2016
(In millions, Unaudited)

	SMEAL	SPAR
Forecasted net income	$(0.6)	$8.2
Add (subtract)		
Depr. and amort.	0.7	7.9
Interest expense	0.4	0.4
Tax expense	-	(0.1)
Forecasted EBITDA	$0.5	$16.4